Exhibit 4.2

WEBSTER FINANCIAL CORPORATION

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 11, 2025

Supplement to Subordinated Debt Indenture dated as of September 11, 2025

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of September 11, 2025, (this “Supplemental Indenture”) by and between WEBSTER FINANCIAL CORPORATION, a Delaware corporation (hereinafter called the “Company”), having its principal executive office located at 200 Elm Street, Stamford, CT 06902 and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (hereafter called the “Trustee”), having a Corporate Trust Office at CityPlace I, 185 Asylum Street, 27th Floor, Hartford, CT 06103, as Trustee under the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Trustee have entered into a Subordinated Debt Indenture (hereinafter called the “Original Indenture” and, as supplemented hereby, the “Indenture”), dated as of the date hereof, providing for the issuance by the Company from time to time of its subordinated debt securities;

WHEREAS, no Securities have been issued under the Original Indenture and there do not currently exist any Holders;

WHEREAS, the Company desires to issue a series of its subordinated debt securities under the Original Indenture, and has duly authorized the creation and issuance of such debt securities and the execution and delivery of this Supplemental Indenture to modify the Original Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Company and the Trustee deem it advisable to enter into this Supplemental Indenture for the purposes of establishing the terms of such debt securities and providing for the rights, obligations and duties of the Trustee with respect to such debt securities;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Pricing Committee established and granted the authority to do so by the Board of Directors of the Company;

WHEREAS, concurrently with the execution hereof, the Company has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, all conditions and requirements of the Original Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the mutual premises and agreements herein contained, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

CREATION OF THE NOTES

Section 1.1. Designation of Series. Pursuant to the terms hereof and Sections 2.01 and 3.01 of the Indenture, the Company hereby creates a series of its debt securities designated as the “5.784% Fixed Rate Reset Subordinated Notes due 2035” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 1.2. Form and Denomination of Notes. The Notes shall be represented by one or more certificates in permanent global form (each, a “Global Note” and collectively, the “Global Notes”) deposited with or on behalf of the Depository and registered in the name of Cede & Co. or another nominee of the Depository. The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall be issued and may be transferred only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. The initial Depository for the Notes shall be The Depository Trust Company. Owners of beneficial interests in a Global Note may elect to hold their interests in such Global Note either in the United States through the Depository or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on the Depository’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

Section 1.3. Initial Amount of Series. The initial aggregate principal amount of Notes which shall be issued is U.S.$350,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.04, 3.05, 3.06, 9.05 or 11.07 of the Original Indenture). The Notes, may, upon the execution and delivery of this Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order.

Section 1.4. Maturity. The Stated Maturity of the Notes shall be September 11, 2035, unless previously redeemed or otherwise accelerated in accordance with the terms hereof.

Section 1.5. Interest.

(a) From and including September 11, 2025, to, but excluding, September 11, 2030 or the date of earlier redemption (the “Initial Fixed Rate Period”), the Notes shall bear interest at an initial rate of 5.784% per annum, payable semi-annually in arrears on March 11 and September 11 of each year (each, an “Interest Payment Date”), commencing on March 11, 2026. The last interest payment date for the Initial Fixed Rate Period shall be September 11, 2030.

(b) From and including September 11, 2030 (the “Reset Date”) to, but excluding, the Stated Maturity or the date of earlier redemption (the “Subsequent Fixed Rate

Period”), the Notes shall bear interest at a rate per annum equal to the U.S. Treasury Rate for a five-year maturity as of the date that is three Business Days prior to the Reset Date (the “Reset Determination Date”) plus 212.5 basis points, payable semi-annually in arrears on each Interest Payment Date. The first Interest Payment Date for the Subsequent Fixed Rate Period shall be March 11, 2031. Notwithstanding the foregoing, if the interest rate during the Subsequent Fixed Rate Period would be less than zero, the interest rate during the Subsequent Fixed Rate Period shall be deemed to be zero.

(c) The interest rate applicable during the Subsequent Fixed Rate Period will be determined by the Calculation Agent on the Reset Determination Date.

(d) For the Subsequent Fixed Rate Period, the “U.S. Treasury Rate” will be determined by the Calculation Agent on the Reset Determination Date in the following manner:

(i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturities, for five-year maturities, for the five Business Days immediately preceding the Reset Determination Date and appearing (or, if fewer than five Business Days so appear on the Reset Determination Date, for such number of Business Days appearing) in the most recently published H.15 Daily Update under the caption H.15 TCM; or

(ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturities, for five-year maturities, then the “U.S. Treasury Rate” will be determined by interpolation on a straight-line basis (using the actual number of days) between the average of the yields on actively traded U.S. treasury nominal/non-inflation-indexed securities adjusted to constant maturities for two series of actively traded U.S. treasury nominal/non-inflation-indexed securities, (A) one maturing as close as possible to, but earlier than, the Stated Maturity and (B) the other maturing as close as possible to, but later than, the Stated Maturity, in each case for the five Business Days preceding the Reset Determination Date and appearing (or, if fewer than five Business Days so appear on the Reset Determination Date, for such number of Business Days appearing) in the most recently published H.15 Daily Update as of 5:00 p.m., New York City time, on the Reset Determination Date.

In each case, the U.S. Treasury Rate will be rounded, if necessary, to the nearest one thousandth of a percentage point, with 0.0005% rounded up to 0.001%.

(e) Notwithstanding the foregoing clauses (b) through (d), if the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, determines that the U.S. Treasury Rate for a five-year maturity cannot be determined pursuant to the methods described in clause (d)(i) or (d)(ii) above on the Reset Determination Date (such determination, a “Rate Substitution Event”), the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, may determine whether there is an industry-accepted successor rate to the then-current reset reference rate (such industry-accepted successor rate, the “Replacement Rate”). If the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, determines that there is such a Replacement Rate, then such Replacement Rate will replace the U.S. Treasury Rate for all purposes relating to the Notes in respect of such determination on the Reset Determination Date. In addition, if a Replacement Rate is utilized as described in the preceding sentence, the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, may adopt or make changes to (i) any Interest Payment Date, Reset Determination Date, Reset Date, other relevant date, Business Day convention, interest period or reset period, (ii) the manner, timing and frequency of determining rates and amount of interest that is payable on the Notes and the conventions relating to such determination, (iii) the timing and frequency of making payments of interest, (iv) rounding conventions, (v) specified maturities, and (vi) any other terms or provisions of the Notes (including any spread or adjustment factor needed to make such replacement rate comparable to the U.S. Treasury Rate for a five-year maturity), in each case that the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, determines, from time to time, to be appropriate to reflect the determination and implementation of such Replacement Rate in a manner substantially consistent with market practice (or, if the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, determines that implementation of any portion of such market practice is not administratively feasible or if the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, determines that no market practice for use of such Replacement Rate exists, in such other manner as the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, determines is appropriate) (such changes, the “U.S. Treasury Rate Adjustments”). If the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, determines that there is no such Replacement Rate, then the interest rate for the Subsequent Fixed Rate Period will be the interest rate for the Initial Fixed Rate Period.

(f) Any determination, decision or selection that may be made by the Company, the Calculation Agent or the Company’s designee, after consulting with the Company, pursuant hereto and to the Original Indenture (including provisions relating to a Rate Substitution Event and any U.S. Treasury Rate Adjustments, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or make or refrain from making any selection) will be made in the Company’s, the Calculation Agent’s or such designee’s sole discretion, will be conclusive and binding absent manifest error and shall become effective without consent from the Holders of the Notes or any other party. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the Calculation Agent’s principal offices and will be made available to any Holder of the Notes upon request.

(g) Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

(h) Interest on each Note will be payable to the Person in whose name such Note is registered on the fifteenth day immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day (the “Regular Record Date”). Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall cease to be payable to the Holder on the relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the Person in whose name the Notes are registered at the close of business on a Special Record Date for the payment of defaulted interest. However, interest that is paid on the Stated Maturity will be paid to the Person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal Paying Agent or, at the Company’s option in the event the Notes are not represented by Global Notes, by check mailed to the address of the person specified for payment in the preceding sentences.

Section 1.6. Determinations and Decisions.

(a) The Company and the Calculation Agent are expressly authorized to make certain determinations, decisions and elections hereunder and under the Original Indenture, including with respect to the calculation of the U.S. Treasury Rate for a five-year maturity. Any determination, decision or election that may be made by the Company or by the Calculation Agent hereunder and under the Original Indenture, including any determination with respect to the use of U.S. Treasury Rate for a five-year maturity, any determination of the occurrence of a Rate Substitution Event, any determination of a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection (i) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (ii) if made by the Company, will be made in the Company’s sole discretion, (iii) if made by the Calculation Agent, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (iv) notwithstanding anything to the contrary herein or in the Original Indenture, shall become effective without consent from the Holders of the Notes or the Trustee. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make that determination, decision or election on the same basis as described above.

(b) None of the Trustee, the Paying Agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the U.S. Treasury Rate for a five-year maturity, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Rate Substitution Event, (ii) to select, determine or designate any Replacement Rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any U.S. Treasury Rate Adjustments, or other modifier to any replacement or successor index or (iv) to determine whether or what U.S. Treasury Rate Adjustments are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, Paying Agent and Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none will have any liability for actions taken at the Company’s direction in connection therewith.

(c) None of the Trustee, the Paying Agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein or in the Original Indenture as a result of the unavailability of the U.S. Treasury Rate for a five-year maturity or other applicable Replacement Rate, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms herein or in the Original Indenture and reasonably required for the performance of such duties. None of the Trustee, Paying Agent or Calculation Agent shall be responsible or liable for the Company’s actions or omissions or for those of the Company’s designee, or for any failure or delay in the performance by the Company or its designee, nor shall any of the Trustee, Paying Agent or Calculation Agent be under any obligation to oversee or monitor the Company’s performance or that of its designee.

Section 1.7. No Sinking Fund. There shall be no sinking fund for the Notes.

Section 1.8. Redemption.

(a) Except as otherwise may be specified in this Supplemental Indenture and in the Notes, Article 11 of the Original Indenture shall be applicable to the Notes.

(b) The Company may, at its option, redeem the Notes (i) in whole, but not in part, on September 11, 2030 and (ii) in whole or in part, at any time or from time to time, on or after June 11, 2035, subject to obtaining the prior approval of the Federal Reserve (or any successor bank regulatory agency) to the extent such approval is then required under the rules of the Federal Reserve (“Federal Reserve Approval”), at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to, but excluding, the Redemption Date (the “Redemption Price”).

(c) The Notes may not otherwise be redeemed prior to the Stated Maturity, except that the Company may, at its option, redeem the Notes, in whole, but not in part, subject to obtaining any Federal Reserve Approval, at the Redemption Price, at any time, upon the occurrence of (i) a Tax Event, (ii) a Tier 2 Capital Event or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(d) In the event of any redemption of the Notes under Section 1.8(b) or (c), the Company will deliver or cause to be delivered a notice of redemption (which notice may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if the Company determines that such conditions will not be satisfied) to each Holder of the Notes not less than 5 nor more than 60 days prior to the Redemption Date.

(e) Any partial redemption of the Notes will be made in accordance with the Depository’s applicable procedures among all of the Holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the Holders.

Section 1.9. Notes Not Convertible or Exchangeable. The Notes are not convertible into, or exchangeable for, Common Stock, other securities or assets of the Company or its Subsidiaries.

Section 1.10. Consolidation, Merger and Sale of Assets. Section 8.01 of the Original Indenture shall apply to the Notes, provided that, with respect to the Notes, Section 8.01(c) shall be replaced with the following:

“(c) if, as a result of any such consolidation or merger or such sale, assignment, transfer, lease or other conveyance, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(d) the Company or such successor Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease or other conveyance and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.”

Section 1.11. Modification and Waiver.

(a) Solely with respect to the Notes, Section 9.01 of the Original Indenture shall be replaced with the following:

“Without the consent of any Holders of Securities or Coupons, the Company (when authorized by or pursuant to a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a)	to evidence the succession of another Person to the Company under this Indenture and the Securities and the assumption by such successor Person of the obligations of the Company hereunder;

(b)

to add to the covenants of the Company or any of its Subsidiaries and Events of Default for the benefit of the Holders of all or any series of the Notes or to surrender any right or power conferred by this Indenture upon the Company or to make any change that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(c)

to add to, change or eliminate any of the provisions of this Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Securities of any series entitled to the benefit of such provision outstanding;

(d)	to establish the forms or terms of the Securities of any series issued hereunder;

(e)	to cure any ambiguity or correct any defect or inconsistency in this Indenture;

(f)	to evidence the acceptance of appointment by a successor Trustee with respect to one or more series of Securities or otherwise;

(g)	to qualify this Indenture under the Trust Indenture Act;

(h)	to provide for uncertificated securities in addition to certificated securities;

(i)

to supplement any provisions of this Indenture necessary to permit or facilitate the defeasance and discharge of the Notes, provided that such action does not adversely affect the interests of the Holders of the Notes ; and

(j)	to comply with the rules or regulations of any securities exchange or automated quotation system on which the Notes may be listed or traded.

Not in limitation of the foregoing, without the consent of any Holders of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (a) to conform the terms of the Indenture and the Notes to the description of the Notes in the prospectus supplement, dated as of September 4, 2025, relating to the offering of the Notes or (b) to implement any U.S. Treasury Rate Adjustments or any benchmark transition provisions after a Rate Substitution Event has occurred (or in anticipation thereof).”

(b) Section 9.02 of the Original Indenture shall apply to the Notes, provided that, with respect to the Notes, the following shall be added to the end of the first paragraph of such Section:

“(d) alter the method of computation of interest on any Security; or

(e) change the Company’s obligation to maintain an office or agency for payment of the Notes and the other matters specified herein.”

Section 1.12. Satisfaction and Discharge; Defeasance. Sections 4.01 and 4.02 of the Original Indenture shall apply to the Notes, provided that, with respect to the Notes, the following shall be added to the end of clause (d) of Section 4.02 of the Original Indenture:

“(ix) Such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Securities are in default within the meaning of such Act).

(x) Such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder.”

Section 1.13. No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company shall not pay any Additional Amounts with respect to such tax or assessment.

Section 1.14. Issuance of Additional Notes. If no Event of Default has occurred and is continuing with respect to the Notes, the Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional notes (the “Additional Notes”) ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such Additional Notes and the first Interest Payment Date of such Additional Notes) in order that such Additional Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes, subject to the procedures of the Depository; provided, however, that a separate CUSIP or other identifying number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes.

Section 1.15. Place of Payment. The Borough of Manhattan, The City of New York shall be the Place of Payment for the Notes.

Section 1.16. Notices to Holders. Any notices required to be given to the Holders of the Notes will be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository (or its designee) pursuant to the applicable procedures from the Depository or its designee, including by electronic mail in accordance with accepted practices at the Depository.

ARTICLE TWO

APPOINTMENT OF THE TRUSTEE FOR THE NOTES

Section 2.1. Appointment of Trustee; Acceptance by Trustee. Pursuant and subject to the Indenture, the Company and the Trustee hereby constitute the Trustee as trustee to act on behalf of the Holders of the Notes. By execution and delivery of this Supplemental Indenture, the Trustee hereby accepts appointment as trustee with respect to the Notes, and agrees to perform such trusts upon the terms and conditions set forth in the Indenture.

Section 2.2. Rights, Powers, Duties and Obligations of the Trustee. Any rights, powers, duties and obligations by any provisions of the Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.

ARTICLE THREE

DEFINITIONS

Section 3.1. Definition of Terms. Unless otherwise provided herein or unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture;

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation; and

(e) notwithstanding anything in the Original Indenture to the contrary, for the purposes of this Supplemental Indenture, the following terms have the meanings given to them in this Section 3.1(e):

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means the calculation agent for the Notes appointed by the Company prior to the Reset Determination Date. The Trustee will act as the initial Calculation Agent.

“Designated Senior Indebtedness” means any of the Company’s Senior Indebtedness that expressly provides that it is “designated senior indebtedness” for purposes of the Indenture (provided that the instrument, agreement or other document creating or evidencing such Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily statistical release published by the Federal Reserve available through its website at https://www.federalreserve.gov/releases/h15/ (or any successor designation or publication as determined by the Calculation Agent in its sole discretion).

“H.15 TCM” means the H.15 Daily Update under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading).

“Redemption Date” means, with respect to any redemption of Notes pursuant to Section 1.8(b) or (c) hereof, the date fixed for such redemption pursuant to the Original Indenture and such Notes.

“Senior Indebtedness” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company, whether any such indebtedness exists as of the date of the Indenture or is created, incurred or assumed after such date:

(1)	all obligations for borrowed money;

(2)	all obligations evidenced by debentures, debt securities or other similar instruments;

(3)	all obligations in respect of letters of credit, security purchase facilities or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto);

(4)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(5)	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company;

(6)

obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts and similar arrangements;

(7)	purchase money and similar obligations;

(8)	obligations to general creditors of the Company;

(9)

a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith;

(10)	interest or obligations in respect of any of the foregoing accruing after the commencement of insolvency or bankruptcy proceedings;

(11)

all obligations of the type referred to in the foregoing subclauses above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with GAAP; and

(12)	any renewals, amendments, deferrals, supplements, extensions, refundings or replacements of any of the foregoing.

However, clauses (1) through (12) above exclude:

(i)

any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not senior in right of payment to the Notes, or ranks pari passu with the Notes;

(ii)	any such indebtedness, obligation or liability that is subordinated to indebtedness of the Company to substantially the same extent as, or to a greater extent than, the Notes are subordinated;

(iii)	any indebtedness to a Subsidiary of the Company;

(iv)	any trade account payables in the ordinary course of business; and

(v)	the Notes.

As used above, the term “purchase money” obligations means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other applicable regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition of “Senior Indebtedness” will have the meaning as described in that rule or interpretation.

“State” means any of the various States of the United States of America.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (i) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (ii) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”) that is announced or taken; or (iii) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which amendment or change becomes effective or which pronouncement or decision is announced or taken on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (i) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any Notes are outstanding.

ARTICLE FOUR

SUBORDINATION OF SECURITIES

Pursuant to Section 2.01 and Section 3.01(z) of the Original Indenture, so long as any of the Notes are Outstanding, the following provisions shall be applicable to the Notes:

Section 4.1. Agreement of Subordination.

(a) The Company covenants and agrees, and each Holder of the Notes issued hereunder by accepting a Note likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article Four; and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

(b) The payment of the principal of and interest on all Notes (including, but not limited to, the Redemption Price with respect to the Notes called for redemption in accordance with Section 1.8(b) or (c)) issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of the Indenture or thereafter incurred.

(c) No provision of this Article Four shall prevent the occurrence of any default or Event of Default hereunder.

Section 4.2. Payments to Holders.

(a) No payment shall be made with respect to the principal of or interest on the Notes (including, but not limited to, the Redemption Price with respect to Notes called for redemption in accordance with Section 1.8(b) or (c)), except payments and distributions made by the Trustee as permitted by Section 4.5, if (i) a default in the payment of principal, premium, interest or other obligations due on any Senior Indebtedness occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument or lease evidencing such Senior Indebtedness), unless and until such default shall have been cured or waived or shall have ceased to exist and the Trustee receives a notice of such default from a representative of the Company or (ii) a default, other than a payment default, in respect of any Designated Senior Indebtedness occurs and is continuing that then permits holders of such Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from a representative of the Company, a holder of such Designated Senior Debt or a representative of such Designated Senior Debt.

(b) If the Trustee receives any Payment Blockage Notice pursuant to clause (a)(ii) above, no subsequent Payment Blockage Notice shall be effective for purposes of this Section 4.2 unless and until (i) at least 365 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

(c) The Company may and shall resume payments on and distributions in respect of the Notes upon the earlier of (i) the date upon which the default is cured or waived or ceases to exist or (ii) in the case of a default referred to in clause (a)(ii) above, 179 days pass after the relevant Payment Blockage Notice is received if the maturity of such Designated Senior Indebtedness has not been accelerated, unless this Article Four otherwise prohibits the payment or distribution at the time of such payment or distribution.

(d) Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest on the Notes (except payments made pursuant to Article 6 of the Original Indenture from monies deposited with the Trustee pursuant thereto prior to commencement of proceedings for such dissolution, winding-up, liquidation or reorganization); and upon any such dissolution or winding-up or liquidation or reorganization of the Company or bankruptcy, insolvency, receivership or other proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to which the Holders of the Notes or the Trustee would be entitled, except for the provision of this Article Four, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Notes or by the Trustee if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full, in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution or provision therefor is made to the Holders of the Notes or to the Trustee. Whenever a distribution is to be made or a notice given to the holders of Senior Indebtedness, the distribution may be made and the notice given to their representative.

(e) For purposes of this Article Four, the words, “cash, property or Notes” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or notes of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article Four with respect to the Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) all Senior Indebtedness is assumed by the new Person, if any, resulting from any reorganization or readjustment and (ii) the rights of the holders of Senior Indebtedness (other than leases that are not assumed by the Company or the new Person, as the case may be) are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided for in Article 5 of the Original Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 4.2 if such other Person shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article 5 of the Original Indenture.

(f) In the event of the acceleration of the Notes as permitted by Section 5.02 of the Indenture, no payment or distribution shall be made to the Trustee or any Holder of the Notes in respect of the principal of or interest on the Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Section 1.8(b) or (c)), except payments and distributions made by the Trustee as permitted by Section 4.5, until all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness or such acceleration is rescinded in accordance with the terms of the Indenture. If payment of the Notes is accelerated as permitted by Section 5.02 of the Indenture, the Company shall promptly notify holders of Senior Indebtedness of the acceleration at the address set forth in the notice from the agent (or successor agent) to the Trustee as being the address to which the Trustee should send its notice pursuant to this Section 4.2, unless there are no payment obligations of the Company thereunder and all obligations thereunder to extend credit have been terminated or expired. In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing, shall be received by the Trustee or the Holders of the Notes before all Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Senior Indebtedness, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company and directed by the Company pursuant to a Company Order, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(g) Nothing in this Article Four shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.06 of the Original Indenture. This Section 4.2 shall be subject to the further provisions of Section 4.5. For the sake of clarity, such payments are not subordinated to the Company’s Senior Indebtedness.

Section 4.3. Subrogation of Notes.

(a) Subject to the payment in full of all Senior Indebtedness, the rights of the Holders of the Notes shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article Four (equally and ratably with the holders of all indebtedness of the Company that by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the principal and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article Four, and no payment over pursuant to the provisions of this Article Four, to or for the benefit of the holders of Senior Indebtedness by Holders of the Notes or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the Notes, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and no payments or distributions of cash, property or securities to or for the benefit of the Holders of the Notes pursuant to the subrogation provisions of this Article Four which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Company to or for the account of the Notes. It is understood that the provisions of this Article Four are and are intended solely for the purposes of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

(b) Nothing contained in this Article Four or elsewhere in the Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article Four of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Upon any payment or distribution of assets of the Company referred to in this Article Four, the Trustee and the Holders of the Notes shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article Four.

Section 4.4. Authorization to Effect Subordination. Each Holder of a Note by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article Four and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 5.04 of the Original Indenture hereof at least 30 days before the expiration of the time to file such claim, the holders of any Senior Indebtedness or their representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 4.5. Notice to Trustee.

(a) The Company shall give prompt written notice in the form of an Officers’ Certificate to a Responsible Officer of the Trustee and to any Paying Agent of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee or any Paying Agent in respect of the Notes pursuant to the provisions of this Article Four. Notwithstanding the provisions of this Article Four or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article Four, unless and until a Responsible Officer of the Trustee shall have received written notice thereof at its Corporate Trust Office from the Company (in the form of an Officers’ Certificate) or a representative or a holder or holders of Senior Indebtedness or from any trustee thereof; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 6.01 of the Original Indenture, shall be entitled in all respects to assume that no such facts exist; provided that if prior to 5:00 p.m., New York City time, on a date not fewer than two Business Days prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including, without limitation, the payment of the principal of, or premium, if any, or interest on any Note) the Trustee shall not have received, with respect to such monies, the notice provided for in this Section 4.5, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

(b) Notwithstanding anything in this Article Four to the contrary, nothing shall prevent any payment by the Trustee to the Holders of monies deposited with it pursuant to Section 4.01 of the Original Indenture, and any such payment shall not be subject to the provisions of Section 4.1 or 4.2. The Trustee shall be entitled to rely on the delivery to it of a written notice by a representative or a person representing oneself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a representative or a holder of Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article Four, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article Four, and if such evidence is not furnished the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

Section 4.6. Trustee’s Relation to Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article Four in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing herein or elsewhere in the Original Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article Four shall apply to the Company’s obligations to the Trustee under Section 6.06 of the Original Indenture. With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article Four, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders of the Notes, the Company or any other person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article Four or otherwise.

Section 4.7. No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 4.8. Article Applicable to Paying Agents. If at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article Four shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article Four in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 4.5 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

Section 4.9. Senior Indebtedness Entitled to Rely. The holders of Senior Indebtedness (including, without limitation, Designated Senior Indebtedness) shall have the right to rely upon this Article Four, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

ARTICLE FIVE

REMEDIES

Section 5.1. Events of Default. The Events of Default provided for in Section 5.01 of the Original Indenture shall apply to the Notes, provided that, with respect to the Notes, (i) “, and continuance of such default for a period of 30 days” shall be added to the end of clause 5.01(b), (ii) clause 5.01(c) shall not apply to the Notes, (iii) clause 5.01(e) shall be replaced in its entirety with “the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of all or substantially all of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company, and the continuance of any such decree or order for relief unstayed and in effect for a period of 60 consecutive days; or”, (iv) clause 5.01(f) shall be replaced in its entirety with “the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or similar official of the Company or of all or substantially all of the property of the Company or the taking of corporate action by the Company in furtherance of any such action; or” and (v) clause 5.01(g) shall not apply to the Notes.

Section 5.2. Acceleration of Maturity. Section 5.02 of the Original Indenture shall apply to the Notes, except that, with respect to the Notes, the first paragraph thereof shall be replaced in its entirety with the following:

“If an Event of Default specified in clause (e) or (f) of Section 5.01 with respect to the Notes occurs, then the principal of all of the Securities of such series, or such lesser amount as may be provided for in the Notes, and accrued and unpaid interest, if any, thereon shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes. The Stated Maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.”

ARTICLE SIX

COVENANTS

Section 6.1. Company Statement as to Compliance. Section 10.08 of the Original Indenture shall apply to the Notes, provided that, with respect to the Notes, the reference in such Section to “180 days” shall be replaced with “120 days”.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.1. Application of Supplemental Indenture. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Indenture.

Section 7.2. Benefits of Supplemental Indenture. Nothing contained in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors under the Indenture and the Holders of Securities (including the Notes) or Coupons, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 7.3. Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 7.4. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

Section 7.5. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture or the Securities shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 7.6. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.7. Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

Section 7.8. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

WEBSTER FINANCIAL CORPORATION

By:	/s/ Neal Holland
	Name:	Neal Holland
	Title:	Senior Executive Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Laurel Casasanta
	Name:	Laurel Casasanta
	Title:	Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A TO SUPPLEMENTAL INDENTURE

FORM OF NOTE

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS NOTE AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS NOTE IS A SECURITY IN GLOBAL FORM (“GLOBAL SECURITY”) WITHIN THE MEANING OF SECTION 2.03 OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”) OR A NOMINEE OF THE DEPOSITORY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.]

WEBSTER FINANCIAL CORPORATION

5.784% FIXED RATE RESET SUBORDINATED NOTES DUE 2035

No. 1	U.S.$

CUSIP NO. 947890AK5

ISIN NO. US947890AK50

WEBSTER FINANCIAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assignee, the principal sum of     United States dollars (U.S.$     ) on September 11, 2035 (the “Stated Maturity”) and to pay interest thereon, (i) from and including September 11, 2025, to, but excluding, September 11, 2030 or the date of earlier redemption, payable semi-annually in arrears on March 11 and September 11 of each year (each, an “Interest Payment Date”), commencing March 11, 2026, at the rate of 5.784% per annum and (ii) from and including September 11, 2030 (the “Reset Date”) to, but excluding, the Stated Maturity or the date of earlier redemption, payable semi-annually in arrears on each Interest Payment Date, at a rate per annum equal to the U.S. Treasury Rate for a five-year maturity as of the date that is three Business Days prior to the Reset Date (the “Reset Determination Date”) plus 212.5 basis points, or such other rate as may be determined pursuant to the Supplemental Indenture hereinafter referred to. All calculations of the U.S. Treasury Rate will be rounded, if necessary, to the nearest one thousandth of a percentage point, with 0.0005% rounded up to 0.001%. Interest on each Note will be payable to the Person in whose name such Note is registered on the fifteenth day immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall cease to be payable to the Holder on the relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of defaulted interest. However, interest that is paid on the Stated Maturity will be paid to the Person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal Paying Agent. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from such calculation of interest will be rounded to the nearest cent, with one-half cent being rounded upward.

“U.S. Treasury Rate” means, as of the Reset Determination Date, (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturities, for five-year maturities, for the five Business Days immediately preceding the Reset Determination Date and appearing (or, if fewer than five Business Days so appear on the Reset Determination Date, for such number of Business Days appearing) in the most recently published H.15 Daily Update under the caption H.15 TCM or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturities, for five-year maturities, then the “U.S. Treasury Rate” will be determined by interpolation on a straight-line basis (using the actual number of days) between the average of the yields on actively traded U.S. treasury nominal/non-

inflation-indexed securities adjusted to constant maturities for two series of actively traded U.S. treasury nominal/non-inflation-indexed securities, (A) one maturing as close as possible to, but earlier than, the Stated Maturity and (B) the other maturing as close as possible to, but later than, the Stated Maturity, in each case for the five Business Days preceding the Reset Determination Date and appearing (or, if fewer than five Business Days so appear on the Reset Determination Date, for such number of Business Days appearing) in the most recently published H.15 Daily Update as of 5:00 p.m., New York City time, on the Reset Determination Date.

“H.15 Daily Update” means the daily statistical release published by the Federal Reserve available through its website at https://www.federalreserve.gov/releases/h15/ (or any successor designation or publication as determined by the Calculation Agent in its sole discretion).

“H.15 TCM” means the H.15 Daily Update under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading).

Payments of principal and premium, if any, shall be made upon the surrender of this Note at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by the Company for such purpose in the Borough of Manhattan, The City of New York.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered under its corporate seal.

Dated:

WEBSTER FINANCIAL CORPORATION
[Corporate Seal]
By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signatory

[FORM OF REVERSE]

This Note is one of a duly authorized issue of Securities of the Company designated as its “5.784% Fixed Rate Reset Subordinated Notes due 2035” (herein called the “Notes”), initially limited in aggregate principal amount to U.S.$350,000,000, to be issued under a Subordinated Debt Indenture, dated as of September 11, 2025 (herein called the “Original Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), and a First Supplemental Indenture, dated as of September 11, 2025, between the Company and the Trustee (the “Supplemental Indenture,” the Original Indenture, as modified and supplemented by the Supplemental Indenture, being the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the Corporate Trust Office of the Trustee. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, new Notes in the requested denominations.

There is no sinking fund for the Notes. The Notes are not convertible into, or exchangeable for, Common Stock, other securities or assets of the Company or its Subsidiaries.

The Company may, at its option, redeem the Notes (i) in whole, but not in part, on September 11, 2030 and (ii) in whole or in part, at any time or from time to time, on or after June 11, 2035, subject to obtaining the prior approval of the Federal Reserve (or any successor bank regulatory agency) to the extent such approval is then required under the rules of the Federal Reserve (“Federal Reserve Approval”), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the Redemption Date (the “Redemption Price”). The Notes may not otherwise be redeemed by the Company prior to the Stated Maturity, except that the Company may, at its option, subject to any Federal Reserve Approval, redeem the Notes in whole, but not in part, prior to maturity upon the occurrence of (a) a Tax Event, (b) a Tier 2 Capital Event or (c) if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case, at the Redemption Price.

In the event of any redemption of the Notes, the Company will deliver or cause to be delivered a notice of redemption (which notice may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if the Company determines that such conditions will not be satisfied) to each Holder of the Notes not less than 5 nor more than 60 days prior to the Redemption Date.

Any partial redemption of the Notes will be made in accordance with the Depository’s applicable procedures among all of the Holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

The Redemption Price shall be deposited on or prior to 12:00 noon, New York City time, on the Redemption Date with the Trustee.

In any case where the due date for the payment of the principal of or premium, if any, or interest on this Note at any Place of Payment as the case may be, is not a Business Day, then payment of principal of, or premium, if any, or interest on this Note need not be made on or by such date at such place but may be made on or by the next succeeding Business Day, with the same force and effect as if made on the date for such payment and, provided that such payment is made on or by the next succeeding Business Day, no interest shall accrue on the amount so payable for the period from and after such date.

If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article 5 of the Original Indenture and Sections 5.1 and 5.2 of the Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in aggregate principal amount of the Notes that are Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee thereunder and offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and the Trustee for 60 days after receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes that are Outstanding. The foregoing shall not apply to any suit instituted by any Holder of this Note for the enforcement of any payment of principal of, or premium, if any, or interest on this Note on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered, as the owner thereof for all purposes (subject to Sections 3.05 and 3.07 of the Original Indenture), whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, in this Note or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder thereof and as part of the consideration for this Note.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE.

All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common

TEN ENT	-	as tenants by the entireties (Cust)

JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -	Custodian

	(Custodian) under Uniform Gifts to Minors Act	(Minor)
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

For value received _______________________ hereby sell(s), assign(s) and transfer(s) unto _______________________ (Please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints _______________________ as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Signature(s):	Dated:

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

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